EXHIBIT 10.4

TENNANT COMPANY

EXECUTIVE NONQUALIFIED

DEFERRED COMPENSATION PLAN

(as restated effective January 1, 2003)

i

ii

TENNANT COMPANY

EXECUTIVE NONQUALIFIED

DEFERRED COMPENSATION PLAN

(as restated effective January 1, 2003)

             The Tennant Company. (the “Company”) previously adopted two nonqualified deferred compensation plans for the benefit of certain of the Company’s executive employees.  These plans are the Tennant Company Deferred Compensation Plan (the “Deferred Compensation Plan”) and the Tennant Company Excess Benefit Plan (the “Excess Benefit Plan”).  The Company hereby merges the Excess Benefit Plan into the Deferred Compensation Plan, effective January 1, 2003, and completely restates the Deferred Compensation Plan, as set forth herein.  As part of this restatement, the Deferred Compensation Plan is hereby renamed the Tennant Company Executive Nonqualified Deferred Compensation Plan (the “Plan).

Except as otherwise specifically provided herein, this restatement shall apply to Eligible Employees who terminate their employment with all Affiliates on or after January 1, 2003.  The provisions of the Deferred Compensation Plan and the Excess Plan, as in effect prior to this restatement, shall apply to Eligible Employees who terminate employment prior to such date.

ARTICLE I.  PURPOSE & DESCRIPTION OF PLAN

             Section 1.1.  Purpose.  The purpose of the Plan is to provide Eligible Employees with benefits that supplement those provided under certain of the tax-qualified plans maintained by the Company.  More specifically, the Plan is intended to permit Eligible Employees to defer a portion of their compensation on a pre-tax basis, and to provide certain other benefits on a nonqualified plan basis that are not otherwise provided under the tax-qualified plans as a result of the application of certain legal limitations on contributions, benefits and includible compensation, and as a result of the deferral of compensation under the Plan.

             Section 1.2.  Description of Plan.  The Plan is intended to be (and shall be construed and administered as) an employee benefit pension plan under the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, which is unfunded and maintained primarily for the purpose of providing deferred compensation for Eligible Employees who constitute a select group of management or highly-compensated employees, as described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.  The Plan is not intended to be qualified under Internal Revenue Code Section 401(a), as amended.

             The obligation of the Company to make payments under the Plan constitutes an unsecured (but legally enforceable) promise of the Company to make such payments and no person, including any Participant or Beneficiary under the Plan, shall have any lien, prior claim or other security interest in any property of the Company as a result of the Plan.

ARTICLE II.  DEFINITIONS, GENDER, AND NUMBER

                Section 2.1.  Definitions.  Whenever used in the Plan, the following words and phrases will have the meanings set forth below unless the context plainly requires a different meaning, and when a defined meaning is intended, the term is capitalized.

(a)                          “Account” means the device used to measure and determine the amount of deferred compensation to be paid to a Participant or Beneficiary under the Plan, other than pursuant to Article 7.  A Participant shall have the opportunity to maintain two Accounts under the Plan, Account A, and  Account B.  In addition, for those employees who participated in the Deferred Compensation Plan prior to the Restatement Date, the Company shall maintain a third Account, Account C.  The Accounts are described in Section 4.1

(b)                         “Affiliate” means any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes the Company; any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Company; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Section 414(m) of the Code) and which includes the Company; and any other entity required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code.

(c)                          “Base Compensation” of a Participant for any Plan Year means the total annual base salary paid by the Company to such individual for such Plan Year; but excluding any other remuneration paid by the Company, such as overtime, severance pay, Incentive Compensation, stock options, distributions of compensation previously deferred, restricted stock, allowances for expenses (including moving, travel expenses, and automobile allowances), and fringe benefits whether payable in cash or in a form other than cash.  In the case of an individual who is a participant in a plan sponsored by the Company which is described in Section 401(k), 125 or 132(f) of the Code, the term Base Compensation shall include any amount which would be included in the definition of Base Compensation but for the individual’s election to reduce his or her compensation and have the amount of the reduction contributed to or used to purchase benefits under such plan.

(d)                         “Bonus” means the bonus that may be payable to an Eligible Employee from time to time under the Company’s Short Term Incentive Plan.

(e)                          “Change in Control” shall have the same meaning as in the Tennant Company 1999 Stock Incentive Plan.

(f)                            “Code” means the Internal Revenue Code of 1986, as may be amended from time to time.

(g)                         “Committee” means the Company’s Retirement Committee, or any successor committee appointed by the Board of Directors to perform substantially similar functions.

(h)                         “Company” means the Tennant Company, a Minnesota corporation, and its successors and assigns, by merger, purchase or otherwise.

(i)                             “Compensation” means the Participant’s Base Compensation, Bonuses and Long Term Incentive Compensation.

(j)                             “Compensation Reduction Contribution” means a contribution to the Plan made by a Participant pursuant to a Deferral Election Agreement which the Participant enters into with the Company.  Compensation Reduction Contributions shall be made according to the terms of the Plan set forth in Section 4.2.

(k)                          “Deferred Compensation Plan” means the Tennant Company Deferred Compensation Plan, as in effect prior to this restatement.

(l)                             “Deferral Election Agreement” means the agreement described in Section 4.2 in which the Participant designates the amount of his or her Compensation, if any, that he or she wishes to contribute to the Plan, the proportion in which such contribution is to be allocated between his or her Account A and Account B under the Plan, and acknowledges and agrees to the terms of the Plan.

(m)                       “Eligible Employee” means any key employee of an Affiliate as designated by the Committee who is a member of a select group of management or highly compensated employees of the Affiliate, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

(n)                         “Enrollment Period” means the period during each Plan Year designated by the Plan Administrator during which a Deferral Election Agreement may be entered into with respect to Compensation otherwise payable to the Participant in the future.  In the case of the Participant’s Base Compensation, this period may end no later than December 31st of the Plan Year immediately prior to the Plan Year in which the Compensation to be deferred would otherwise be paid to the Participant.  In the case of the Participant’s Bonus, this period may end no later than twelve (12) months prior to the end of the Company’s fiscal year for which the Bonus is earned.  In the case of the Participant’s Long Term Incentive Compensation, this period may end no later than twelve (12) months prior to the date on which the Long Term Incentive Compensation vests.

(o)                         “Entry Date” means the first day of any month.

(p)                         “Excess Benefit Plan” means the “Tennant Company Excess Benefit Plan,” as in effect prior to this restatement.

(q)                         “Highly-Compensated Employee” has the same meaning as in the Profit Sharing Plan.

(r)                            “Incentive Compensation” means the compensation that may be payable to an Eligible Employee from time to time under the Company’s Short Term Incentive Plan, Long Term Incentive Plan or any other plan or program of the Company that provides compensation in the nature of a bonus or incentive compensation.

(s)                          “Long Term Incentive Compensation” means the compensation that may be payable to an Eligible Employee from time to time under the Company’s Long Term Incentive Plan.

(t)                            “Participant” means an Eligible Employee who accrues benefits under the Plan.   Any employee entitled to receive a benefit under Section 4.4 or Article 7 of the Plan shall automatically be considered a Participant with respect to such benefit, whether or not he or she is then an Eligible Employee, provided that except with respect to a benefit provided solely as a result of the Section 415 Limit, such employee is a member of a select group of management or highly compensated employees of an Affiliate, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

(u)                         “Pension Plan” means the “Tennant Company Pension Plan,” as may be amended from time to time.

(v)                         “Plan Administrator” means the Committee.

(w)                       “Plan Year” means the 12-month period commencing January 1 and ending the following December 31.

(x)                           “Profit Sharing Plan” means the “Tennant Company Profit Sharing Plan and Employee Stock Ownership Plan,” as may be amended from time to time.

(y)                         “Qualified Plans” means the Profit Sharing Plan and the Pension Plan.

(z)                           “Restatement Date” means January 1, 2003.

(aa)                    “Section 401(a)(17) Limit” means the limit on the dollar amount of compensation that may be taken into account under the Qualified Plans under Section 401(a)(17) of the Code.

(bb)                  “Section 401(k) Limit” means the limit on pre-tax contributions that may be made by a Highly-Compensated Employee under a plan described in Code Section 401(k) as a result of the application of the nondiscrimination tests under Section 401(k)(3).

(cc)                    “Section 401(m) Limit” means the limit on matching contributions that may be made on behalf of a Highly-Compensated Employee under a plan described in Code Section 401(m) as a result of the application of the nondiscrimination tests under Section 401(m)(2) and (3).

(dd)                  “Section 402(g) Limit” means the limit on the amount of compensation that may be deferred by an individual on a pre-tax basis under an arrangement described in Section 401(k) of the Code.

(ee)                    “Section 415 Limit” means the limit on benefits for defined benefit pension plans and the limit on allocations for defined contribution plans which are imposed by Sections 415(b) and 415(c) of the Code.

Section 2.2.  Gender and Number.  Except as otherwise indicated by context, masculine terminology used herein also includes the feminine and neuter, and terms used in the singular may also include the plural.

ARTICLE 3.  PARTICIPATION

                Section 3.1.  Who May Participate.

(a)                                  Except as set forth in Section 3.1(b), participation in the Plan is limited to Eligible Employees.  The Committee shall have sole discretion to determine whether an employee is an Eligible Employee.  The

Committee may make such projections or estimates as it deems desirable in applying the eligibility requirements, and its determination shall be conclusive.

(b)                                 Employees entitled to receive a benefit under Section 4.4 or Article 7 shall be Participants with respect to such benefits whether or not they are then Eligible Employees; provided that except with respect to a benefit provided solely as a result of the Section 415 Limit, such employee is a member of a select group of management or highly compensated employees of an Affiliate, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

                Section 3.2.  Time and Conditions of Participation.  An individual shall become a Participant only upon his or her compliance with such terms and conditions as the Committee may from time to time establish for the implementation of the Plan, including but not limited to, any condition the Committee may deem necessary or appropriate for the Company to meet its obligations under the Plan.

                Section 3.3.  Notification.  The Plan Administrator shall notify in writing each employee whom the Committee has determined in its discretion to be an Eligible Employee and explain the rights, privileges and duties of a Participant in the Plan.  The Plan Administrator shall provide each Eligible Employee with a Deferral Election Agreement so that the Eligible Employee may notify the Plan Administrator of his or her intent to make such contributions.

                Section 3.4.  Termination and Suspension of Participation.  Once an individual has become a Participant in the Plan, participation shall continue until the first to occur of:  (a) payment in full of all benefits to which the Participant or his or her Beneficiary is entitled under the Plan; or (b) the occurrence of the event specified in Section 3.5, Article 5, or Section 7.2 which results in loss of benefits.  However, in the event that it is determined that a Participant will fail to meet the eligibility requirements for participation with respect to a Plan Year, or a portion thereof, as determined by the Committee in its sole discretion, the Participant’s active participation in the Plan will be suspended during such Plan Year or portion thereof and no contributions shall be made by or on behalf of such Participant during such period.

                Section 3.5.  Missing Persons.  If the Company is unable to locate the Participant or his or her Beneficiary for purposes of making a distribution, the amount of a Participant’s benefits under the Plan that would otherwise be considered as nonforfeitable shall be forfeited effective four (4) years after:  (a) the last date a payment of said benefit was made, if at least one such payment was made; or (b) the first date a payment of said benefit was directed to be made by the Company pursuant to the terms of the Plan, if no payments have been made.  If such person is located after the date of such forfeiture, the benefits for such Participant or Beneficiary shall not be reinstated hereunder.

                Section 3.6.  Relationship to Other Plans.  Participation in the Plan shall not preclude participation of the Participant in any other fringe benefit program or plan sponsored by the Company for which such Participant would otherwise be eligible.  The terms of such other plan or plans shall govern in determining the extent to which the Participant’s Compensation and Plan benefits are considered in determining eligibility for, and the amount of, the benefit provided under such other program or plan.

ARTICLE 4.  ESTABLISHMENT OF AND ENTRIES TO ACCOUNTS

                Section 4.1.  Establishment of Accounts  The Company shall establish two (2) Accounts for each Participant.  The two Accounts shall be termed “Account A” and “Account B.”   In addition, for employees who participated in the Deferred Compensation Plan prior to the Restatement Date, the Company shall establish a third Account, Account C.  The Accounts shall consist of the amounts described in paragraphs (a), (b) and (c) below, respectively.

(a)                              Account A.  Account A shall consist of:  (i) all Compensation Reduction Contributions made to the Plan on or after the Restatement Date that the Participant elects to have allocated to Account A pursuant to a Deferral Election Agreement; (ii) all contributions made by the Company to the Plan on behalf of the Participant pursuant to Section 4.3 or 4.4; and (iii) all gains and losses credited pursuant to Section 4.5 to the amounts described in (i) and (ii) of this paragraph (a).

(b)                               Account B.  Account B shall consist of all Compensation Reduction Contributions made to the Plan on or after the Restatement Date that the Participant elects to have allocated to Account B and all gains and losses credited thereon pursuant to Section 4.5.

(c)                                  Account C.  Account C shall consist of all Compensation Reduction Contributions made to the Deferred Compensation Plan prior to January 1, 2003, together with interest thereon until the Restatement Date (pursuant to the terms of the Plan in effect prior to the Restatement Date), and all gains and losses credited thereon pursuant to Section 4.5 from and after the Restatement Date.

                Section 4.2.  Compensation Reduction Contributions.  Each Eligible Employee may make Compensation Reduction Contributions to the Plan for a Plan Year according to the rules set forth in this Section 4.2.

                An Eligible Employee wishing to make a Compensation Reduction Contribution under the Plan for a Plan Year shall enter into a Deferral Election Agreement during the Enrollment Period for the Plan Year.  In order to be effective, the Deferral Election Agreement must be completed and submitted to the Plan Administrator at the time and in the manner specified by the Plan Administrator, which may be no later than the last day of the Enrollment Period.

                Notwithstanding anything in the preceding paragraph to the contrary, for the Plan Year in which an individual first becomes an Eligible Employee, he or she may enter into a Deferral Election Agreement effective as of the next succeeding Entry Date after he or she becomes an Eligible Employee.  In order to be effective, the Deferral Election Agreement must be completed and submitted to the Plan Administrator on or before such Entry Date.  If an Eligible Employee fails to complete a Deferral Election Agreement at such time, he or she may enter into a Deferral Election Agreement during any succeeding Enrollment Period in accordance with the rules described in the preceding paragraph.

                The Deferral Election Agreement shall specify the amount of Compensation the Participant wishes to have deducted from his or her pay and contributed to the Plan by type and percentage, subject to the following rules:

(a)                                  Base Compensation.  Each Participant may elect to make a Compensation Reduction Contribution under the Plan for a Plan Year in an amount equal to any whole percentage (up to twenty-five percent (25%)) of his or her Base Compensation payable in such Plan Year, determined on a pay period basis.

(c)                                  Bonus.  Each Participant may elect to make a Compensation Reduction Contribution under the Plan for a Plan Year in an amount equal to any whole percentage (up to one hundred percent (100%)) of the Bonus he or she will earn for such Plan Year.

(c)                                  Long Term Incentive Compensation.  Each Participant may elect to make a Compensation Reduction Contribution under the Plan for a Plan Year in an amount equal to any whole percentage (up to one hundred percent (100%)) of his or her Long-term Incentive Compensation that will vest in such Plan Year.

                A Participant shall specify in his or her Deferral Election Agreement the proportions, as a percentage, in which his or her Compensation Reduction Contributions are to be allocated between his or her Account A and Account B.  A Participant may elect to allocate any percentage (from 0% to 100%) for this purpose.  At the time a Participant first elects to allocate a percentage of his or her Contribution Reduction Contributions to an Account (other than Account C), the Participant shall, as part of his or her Deferral Election Agreement, elect the manner of distribution of the Account in accordance with Section 6.2, and with respect to his or her Account B, the date on which distribution will commence pursuant to Section 6.1.

                A Participant may suspend his or her Compensation Reduction Contributions to the Plan as of the first day of any pay period by giving at least fifteen (15) days’ prior written notice to the Plan Administrator.  Any such suspension shall be irrevocable for the balance of the Plan Year in which made and for the immediately succeeding Plan Year.

                Notwithstanding anything in this Section 4.2 to the contrary, in all events a Participant’s remaining Compensation, after all Compensation Reduction Contributions, must be sufficient to enable the Company to withhold from the Participant’s pay:  (a) any amounts necessary to satisfy withholding requirements under applicable tax law; and (b) the amount of any contributions which the Participant may be required to make or may have elected to make under the Company’s various benefit plans.

Section 4.3. Discretionary Contributions.  The Company may from time to time, in its discretion, make contributions to the Plan on behalf of one or more Participants in addition to those specified in Sections 4.2 and 4.4, below.  The Committee shall determine, in its discretion, the Participants, if any, entitled to such a contribution and the amount of each such contribution.  A contribution on behalf of a Participant pursuant to this Section 4.3 shall be credited to the Account A of the Participant at the time specified by the Committee in its discretion.

Section 4.4.  Supplemental Profit Sharing Plan Contributions.  Each Plan Year, the Account A of each Participant who is also a participant in the Profit Sharing Plan shall be credited with an amount equal to the amount in (a) less the amount in (b), below:

(a)                                      The aggregate Profit Sharing Contributions and Matching Contribution that would have been allocated to the Participant under the Profit Sharing Plan if:

(i)                                     The amount the Participant elected to contribute under the Profit Sharing Plan as a 401(k) Contribution had not been reduced as a result of the application of the 402(g) Limit or 401(k) Limit;

(ii)                                  The Matching Contribution allocated to the Participant under the Profit Sharing Plan had not been reduced as a result of the application of the 401(m) Limit;

(iii)                               The Participant’s Certified Earnings under the Profit Sharing Plan were not reduced as a result of the application of the 401(a)(17) Limit;

(iv)                              The Participant’s Annual Additions under the Profit Sharing Plan were not reduced as a result of the application of the 415 Limit;

(v)                                 The amount of the Participant’s Base Compensation and Bonus contributed to the Plan (or, for years prior to January 1, 2003, the Deferred Compensation Plan) which would have been included in the Participant’s Certified Earnings under the Profit Sharing Plan but for such contribution to the Plan (or Deferred Compensation Plan) were included in Certified Earnings.

(b)                                     The amount of Profit Sharing Contributions and Matching Contributions actually allocated to the Participant under the Profit Sharing Plan for such Plan Year.

(c)                                      For purposes of Section 4.4(a):

(i)            If a Participant’s total 401(k) Contributions to the Profit Sharing Plan for a particular year are less than the 402(g) Limit, his or her Matching Contributions for that year shall be determined on the basis of the 401(k) Contributions that the Participant actually elects to be made to the Profit Sharing Plan (rather than on the basis of the maximum 401(k) Contributions the Participant could have elected to make), and on the matching percentage rate actually received by the Participant under the Profit Sharing Plan for his or her 401(k) Contributions.

                (ii)           If a Participant’s total 401(k) Contributions to the Profit Sharing Plan for a particular year equal the 402(g) Limit, his or her Matching Contributions for that year shall be the amount he or she would have received but for the limits in described in Section 4.4(a), above, if he or she had made 401(k) Contributions to the Profit Sharing Plan equal to four percent (4%) of his or her Certified Earnings (as adjusted pursuant to Sections 4.4(a)(iii) and (v)), calculated using the percentage rate actually received by the Participant under the Profit Sharing Plan for his or her 401(k) Contributions.

                (iii)          Any amount deferred from Base Compensation or Bonus under the Plan (or, for years prior to January 1, 2003, the Deferred Compensation Plan) which are subsequently paid to the Participant shall be excluded from Certified Earnings at the time of payment.  Performance Share payouts and deferrals of such payouts shall be excluded from Certified Earning at all times.

A contribution on behalf of a Participant pursuant to this Section 4.4 shall be credited to the Participant’s Account A at the time specified by the Committee in its discretion.  For purposes of this section 4.4, the terms “Matching Contribution,” Profit Sharing Contribution,” “Annual Addition,” and “Certified Earnings” shall have the same meaning as in the Profit Sharing Plan, except as otherwise specified in this Section 4.4.

                Section 4.5.  Crediting Rate. The Committee shall designate the manner in which a Participant’s Accounts are to be credited with gains and losses as described on Exhibit A hereto, which Exhibit may be amended from time to time in the Committee’s discretion.  If the Committee designates specific investment funds to serve as an index for crediting gains and losses to a Participant’s Accounts:  (a) the Participant shall be entitled to designate which such fund or funds shall be used to measure gains and losses on his or her Accounts in accordance with rules established by the Committee; (b) the Participant’s Accounts will be credited with gains and losses as if invested in such fund or funds in accordance with the Participant’s designation and the rules established by the Committee; and (c) the Committee may, in its sole discretion, eliminate any investment fund or funds previously designated by it, substitute a new investment fund or funds therefore, or add investment fund or funds, at any time.  If the Committee makes any such investment funds available for this purpose, the Committee shall have no obligation to actually invest any amounts in any such investment funds.

ARTICLE 5.  VESTING IN ACCOUNTS

                A Participant’s Accounts under the Plan shall be one hundred percent (100%) vested at all times.  Notwithstanding the preceding sentence, if a Participant’s employment with any Affiliate is terminated for Cause, the Participant shall immediately forfeit any portion of his or her Account attributable to contributions made by the Company pursuant to Sections 4.3 and 4.4 (adjusted for gains and losses thereon).  For purposes of the preceding sentence, the term “Cause” shall mean: (i) the Participant’s gross negligence, fraud, disloyalty, dishonesty or willful violation of any law or significant policy or staff by-law of an Affiliate, committed in connection with the position and resulting in a material adverse effect on an Affiliate; or (ii) the Participant’s failure to substantially perform (for reasons other than disability) the duties reasonably assigned or appropriate to the position, in a manner reasonably consistent with the practices in the industry which failure results in a material adverse effect on an Affiliate; provided, however, that “Cause” will not include ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if the Participant has exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to the position.

ARTICLE 6.  DISTRIBUTION OF ACCOUNTS

Section 6.1.  Benefit Commencement.

                Distribution of a Participant’s Account A shall commence to him or her within an administratively practicable period of time following the date on which he or she terminates employment.  Distribution of a Participant’s Account C shall commence to him or her at the date specified in his or her Deferral Election Agreement entered into under the Deferred Compensation Plan prior the Restatement Date.  Distribution of a Participant’s Account B shall commence to him or her at the date specified in his or her Deferral Election Agreement entered into for the Plan Year in which the Participant first allocates Compensation Reduction Contributions to Account B.  This date (the “specified distribution date”) must be at least two (2) years following the beginning of the Plan Year in which Compensation Reduction Contributions under Account B commence.  However, if the Participant terminates employment prior to the specified distribution date, distribution of his or her Account B shall commence within an administratively practicable period of time following his or her termination of employment, notwithstanding the Participant’s election to commence distribution at the specified distribution date.

                Section 6.2.  Form of Benefit Payment.  A Participant shall elect the manner in which each of his or her Accounts is to be distributed from the available distribution options set forth below:

(a)                                  a lump sum; or

(b)                                 substantially equal quarterly installments over a period of years elected by the Participant (not exceeding ten (10)), with the Participant’s Account balance credited with gains and losses pursuant to Section 4.5 during the payment period.

                The election shall be made with respect to each Account at the time the Participant first allocates his or her Compensation Reduction Contributions to the Account; provided, however, that for a Participant’s Account C, such Account shall be distributed in the form elected by the Participant in his or her Deferral Election Agreement entered into prior to the Restatement Date under the Deferred Compensation Plan.  If the Participant does not elect to make Compensation Reduction Contributions to the Plan, but has an Account A under the Plan pursuant to Section 4.4, the Participant shall enter into the election as soon as administratively reasonable after the first contribution pursuant to Section 4.4 is made to his or her Account A.  A Participant may change the form of distribution of an Account to another available distribution option under the Plan or defer the commencement date of his or her Account B (but not to later than his or her termination of employment) by notifying the Company (in the form and manner specified by the Committee) of the requested change at least one year prior to the distribution commencement date; provided that a Participant may not make more than one such change with respect to an Account.

                Section 6.3.  Death Benefits.

(a)                                  Designation by Participant.  At the time a Participant begins participation in the Plan, he or she may designate primary and contingent Beneficiaries for death benefits payable under the Plan.  Such Beneficiaries may be individuals or trusts for the benefit of individuals.  A Beneficiary designation by a Participant shall be in writing on a form acceptable to the Company and shall only be effective upon delivery to the Company.  A Beneficiary designation may be revoked by a Participant at any time by delivering to the Company either written notice of revocation or a new Beneficiary designation form.  The

Beneficiary designation form last delivered to the Company prior to the death of a Participant shall control.

(b)                                 Failure to Designate Beneficiary.  In the event there is no Beneficiary designation on file with the Company, or all Beneficiaries designated by a Participant have predeceased the Participant, the Beneficiary shall be the beneficiary designated by the Participant under the Company’s group life insurance program.  If a Beneficiary has not been designated under Company’s group life insurance program, the Beneficiary shall be the Participant’s spouse, and if there is no spouse, the Beneficiary shall be the Participant’s estate.

(c)                                  Death After Benefit Commencement.  In the event a Participant dies after benefits have commenced pursuant to Section 6.1, and the Participant has elected to receive his or her benefits in the manner described in paragraph (b) of Section 6.2, the Participant’s remaining annual installment payments shall be paid to the Participant’s Beneficiary; provided, however, that if the Beneficiary is the Participant’s estate, the Participant’s remaining Account balance shall be paid to the estate in the form of a lump sum.  If a Beneficiary (other than the Participant’s estate) should die while further payments are due, and after having received at least one (1) payment, such further payments shall be made to any person designated by the Participant as an alternate surviving Beneficiary, or, in the absence of an alternate surviving Beneficiary, the remaining Account balance shall be paid to the estate of the deceased Beneficiary in the form of a lump sum.

(d)                                 Death Prior to Benefit Commencement.  In the event a Participant dies prior to the date on which benefits commence pursuant to Section 6.1, the Participant’s Account balance shall be paid to the Participant’s Beneficiary in the form of a lump sum as soon as administratively reasonable after the Participant’s death; provided, however, that if the Participant has elected an alternate form of distribution for his or her Account C pursuant to a Deferral Election Agreement entered into prior to the Restatement Date under the Deferred Compensation Plan, distribution of such Account to the Participant’s Beneficiary shall be made pursuant to the terms of such agreement.

                Section 6.4.  Acceleration of Distributions.  If the Internal Revenue Service determines that a Participant or Beneficiary has received an economic benefit or is in constructive receipt of a benefit under the Plan and has made a final assessment of an income tax deficiency with respect to such benefit or if a final judicial determination has been entered that an income tax deficiency exists, the Committee may, in its discretion, distribute to such Participant from his or her Account(s) an amount equal to the taxable income recognized.

Further, if a Change in Control occurs, the persons who were the members of the Board of Directors of the Company immediately prior to the Change in Control may, by majority vote, accelerate payment of all Accounts; and, in the even of such acceleration, the Company will distribute the Accounts as soon as administratively reasonable following the Change in Control.

Section 6.5.  Withdrawals.

(a)                                  Hardship Withdrawal.  Upon the application of any Participant, the Committee, in accordance with its uniform, nondiscriminatory policy, may permit such Participant to withdraw some or all his or her Account or accelerate payment of distributions (if the Participant is then receiving payments).  A Participant must provide the Committee with a written petition of the intent to withdraw from his or her Account or accelerate distributions at least sixty (60) days (or such shorter time as permitted by the Committee in its discretion) prior to the date of the anticipated withdrawal, acceleration or cessation.  No such withdrawal or acceleration shall be permitted under the provisions of this Section except for an “unforeseeable emergency.”   An unforeseeable emergency is a severe financial hardship of the Participant or Beneficiary resulting from an illness or accident of the Participant or Beneficiary, the Participant’s or Beneficiary’s spouse or the Participant’s or Beneficiary’s dependent (as defined in Code Section 152(a)); loss of the Participant’s or Beneficiary’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or the Beneficiary.  For example, the imminent foreclosure of or eviction from the Participant’s or Beneficiary’s primary residence may constitute an unforeseeable emergency.  In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the cost of prescription drug medication, may constitute an unforeseeable emergency.  Finally, the need to pay for the funeral expenses of a family member may also constitute an unforeseeable emergency.  Except in extraordinary circumstances, the purchase of a home and the payment of college tuition are not unforeseeable emergencies.

Whether a Participant or Beneficiary is faced with an unforeseeable emergency permitting a distribution under this Section 6.5(a) is to be determined based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of an unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise; by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or, in the case of a requested withdrawal, by cessation of Compensation Reduction Contributions under the Plan.  Distributions because of an unforeseeable emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include any amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution).

(b)                                 Early Distribution.  Upon the application of any Participant, the Committee, in accordance with its uniform, nondiscriminatory policy, shall permit such Participant to withdraw some or all of his or her Account prior to the time otherwise specified in the Plan, or accelerate payment of distributions that have commenced to him or her, for reasons other than financial hardship.  A Participant must provide a written request of his or her intent to receive such a distribution or payment acceleration at least sixty (60) days (or such shorter time as permitted by the Committee in its discretion) prior to the date of the anticipated distribution or acceleration.  If a Participant elects to receive such a distribution or acceleration:  (i) a penalty shall be imposed such that the amount of the requested distribution or amount subject to the acceleration, as the case may be, shall be reduced by ten percent (10%), which reduction shall be permanently forfeited by the Participant; and (ii) the Participant may not enter into a new Deferral Election Agreement for one complete Plan Year following the date of the distribution.  In the case of a Participant’s Account C, if a Participant elects pursuant to this Section 6.5(b) to accelerate payment of distribution of his or her Account C (that have previously commenced to him or her), the penalty imposed shall be six percent (6%) of the amount subject to the acceleration, rather then ten percent (10%).

                Section 6.6.  Distributions on Plan Termination  Notwithstanding anything in this Article 6 to the contrary, if the Plan is terminated, distribution of a Participant’s Account A, B and C shall be made in accordance with Section 10.2.

ARTICLE 7.  PENSION PLAN SUPPLEMENTAL BENEFIT

Section 7.1.  Eligibility to Receive a Supplemental Pension Plan Benefit.  If an employee’s Termination of Employment occurs under circumstances that a benefit is payable under the Pension Plan to him or her or his or her surviving spouse, contingent annuitant, or beneficiary, a benefit shall also be payable under the Plan if the benefit under the Pension Plan is limited:  (a) by operation of Section 6.11 of the Pension Plan due to the Section 415 Limit; (b) because of the dollar limit on Certified Earnings taken into account under the Pension Plan (as described in Section 2.7(f) of the Pension Plan) due to the Section 401(a)(17) Limit; or (c) because amounts contributed under the Plan (or under the Deferred Compensation Plan prior to the Restatement Date) as a Compensation Reduction Contribution which otherwise would have been included in Certified Earnings (but for the election to defer such amounts under the Plan or Deferred Compensation Plan) are excluded from Certified Earnings for the Plan Year in which so contributed.  A member of Operating Management who is not described in the previous sentence but who is eligible to defer part or all of a salary increase for a year beginning on or after January 1, 1993 is also eligible for a benefit under this Article, except that paragraphs (1), (2), (3) and (4) of Section 7.2(a) shall not apply to such a person.

                Section 7.2.  Amount of Supplemental Pension Plan Benefit.  If a person is eligible to receive a benefit under Section 7.1, a benefit shall be paid to him or her, or his or her surviving spouse, contingent annuitant, or beneficiary, for each month that a benefit is payable to any of them under the Pension Plan.  The monthly amount of said benefit shall be equal to the amount, if any, by which (a) exceeds (b):

(a)                                  The monthly amount which would have been payable to the Participant or his or her surviving spouse, contingent annuitant, or beneficiary under the Pension Plan for that month if:

(1)                                  The limitations imposed by Section 6.11 of the Pension Plan were not applicable;

(2)                                  The dollar limit in Section 2.7(f) of the Pension Plan was not applicable;

(3)                                  Bonuses were not excluded from Certified Earnings under Section 2.7(a) of the Pension Plan;

(4)                                  Compensation Reduction Contributions to the Plan (or the Deferred Compensation Plan prior to the Restatement Date) from Base Compensation and Bonus (disregarding performance share pay-outs and deferrals of such amounts) were included in Certified Earnings for the Plan Year in which each such contribution would have been so included but for the Compensation Reduction Contribution (and are not included for the Plan Year when paid from the Plan).

(5)                                  Deferred salary increases were included in Certified Earnings for the Plan Year in which each such amount would have been paid in the absence of the deferral (and are not included for the Plan Year in which such deferred amounts are actually paid).

(b)                                 The monthly amount actually payable under the Defined Benefit Plan to the Participant or his or her surviving spouse, contingent annuitant or beneficiary for that month.

The amounts under subsections (a) and (b) shall be determined under the settlement option or form of payment under which benefits are being paid, using the same actuarial equivalence factors and reductions for early commencement of benefits, if any.  No benefit shall be paid for any month for which the amount in subsection (b) equals or exceeds the amount in subsection (a).  Benefits pursuant to this Article 7 shall be paid to the Participant during his or her lifetime.  Any benefits payable with respect to a Participant following his or her death shall be paid to the person or persons, if any, eligible to receive benefits with respect to the Participant under the Pension Plan.  Notwithstanding anything in this Article 7 to the contrary, if a Participant’s employment with the Company or any Affiliate is terminated for “Cause,” as defined in Article 5, no benefit will be payable to, or with respect to, the Participant under this Article 7.

                Section 7.3.  Meaning of Certain Terms.  For purpose of this Article 7, the terms “Termination of Employment” and “Certified Earnings” shall have the same meaning as in the Pension Plan, except as specified in Section 7.2.

ARTICLE 8.  FUNDING

                Section 8.1.  Source of Benefits.  All benefits under the Plan shall be paid when due by the Company out of its assets.  Any amounts set aside by the Company for payment of benefits under the Plan are the property of the Company.

                Section 8.2.  No Claim on Specific Assets.  No Participant or Beneficiary shall be deemed to have, by virtue of being a Participant or Beneficiary in the Plan, any claim on any specific assets of the Company such that the Participant or Beneficiary would be subject to income taxation on his or her benefits under the Plan prior to distribution and the rights of Participants and Beneficiaries to benefits to which they are otherwise entitled under the Plan shall be those of an unsecured general creditor of the Company.

ARTICLE 9.  ADMINISTRATION AND FINANCES

                Section 9.1.  Administration.  The Plan shall be administered by the Plan Administrator.  The Company shall bear all administrative costs of the Plan other than those specifically charged to a Participant or Beneficiary.

                Section 9.2.  Powers of Plan Administrator.  In addition to the other powers granted under the Plan, the Plan Administrator shall have all powers necessary to administer the Plan, including, without limitation, powers:

(a)                                  to interpret the provisions of the Plan;

(b)                                 to establish and revise the method of accounting for the Plan and to maintain the Accounts; and

(c)                                  to establish rules for the administration of the Plan and to prescribe any forms required to administer the Plan.

                Section 9.3.  Actions of the Plan Administrator.  The Plan Administrator (including any person or entity to whom the Plan Administrator has delegated duties, responsibilities or authority, to the extent of such delegation) has total and complete discretionary authority to determine conclusively for all parties all questions arising in the administration of the Plan, to interpret and construe the terms of the Plan, and to determine all questions of eligibility and status of employees, Participants and Beneficiaries under the Plan and their respective interests.  Subject to the claims procedures of Section 9.7, all determinations, interpretations, rules and decisions of the Plan Administrator (including those made or established by any person or entity to whom the Plan Administrator has delegated duties, responsibilities or authority, if made or established pursuant to such delegation) are conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.

                Section 9.4.  Delegation.  The Plan Administrator, or any officer or other employee of the Company designated by the Plan Administrator, shall have the power to delegate specific duties and responsibilities to officers or other employees of the Company or other individuals or entities.  Any delegation may be rescinded by the Plan Administrator at any time.  Each person or entity to whom a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity.

                Section 9.5.  Reports and Records.  The Plan Administrator, and those to whom the Plan Administrator has delegated duties under the Plan, shall keep records of all their proceedings and actions and shall maintain books of account, records, and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law.

                Section 9.6.  Valuation of Accounts and Account Statements.  As of each valuation date, the Committee shall adjust the previous Account balances of each Participant for Compensation Reduction Contributions, Company contributions pursuant to Sections 4.3 and 4.4, if any, forfeitures, distributions, and investment gains and losses.  A “valuation date,” for these purposes, is the last day of each calendar quarter, and such other dates as the Committee may designate from time to time in its discretion.  The Committee shall provide each Participant with a statement of his or her Account balances at least annually.

                Section 9.7.  Claims Procedure.  The following shall apply with respect to the claims of Participants for benefits under the Plan.  The Plan Administrator shall notify a Participant in writing within ninety (90) days of the Participant’s written application for benefits of his or her eligibility or noneligibility for benefits under the Plan.  If the Plan Administrator determines that a Participant is not eligible for benefits or full benefits, the notice shall set forth:  (a) the specific reasons for such denial; (b) a specific reference to the provision of the Plan on which the denial is based; (c) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed; and (d) an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the Participant wishes to have his or her claim reviewed.  If the Plan Administrator determines that there are special circumstances requiring additional time to make a decision, the Plan Administrator shall notify the Participant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period.  If a Participant is determined by the Plan Administrator to be not eligible for benefits, or if the Participant believes that he or she is entitled to greater or different benefits, the Participant shall have the opportunity to have his or her claim reviewed by the Plan Administrator by filing a petition for review with the Plan Administrator within sixty (60) days after receipt by the Participant of the notice issued by the Plan Administrator.  Said petition shall state the specific reasons the Participant believes he or she is entitled to benefits or greater or different benefits.  Within sixty (60) days after receipt by the Plan Administrator of said petition, the Plan Administrator shall afford the Participant (and the Participant’s counsel, if any) an opportunity to present his or her position to the Plan Administrator orally or in writing, and said Participant (or his or her counsel) shall have the right to review the pertinent documents, and the Plan Administrator shall notify the Participant of its decision in writing within said 60-day period, stating specifically the basis of said decision written in a manner calculated to be understood by the Participant and the specific provisions of the Plan on which the decision is based.  If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Plan Administrator, but notice of this deferral shall be given to the Participant.

ARTICLE 10.  AMENDMENTS AND TERMINATION

                Section 10.1.  Amendments.  The Company, by action of the Committee, may amend the Plan, in whole or in part, at any time and from time to time.  The Vice President of Human Resources may amend the Plan, without approval or authorization of the Board or the Committee, provided that any such amendment:  (a) does not materially increase the cost of the Plan to the Company; or (b) is required in order to comply with the law, in which case the Vice President of Human Resources shall amend the Plan in such manner as he or she deems necessary or desirable to comply with the law.  The Committee shall from time to time specify, by resolution, the criteria to be used by the Vice President of Human Resources in determining whether an amendment materially increases the cost of the Plan to the Company.  No amendment may be effective to eliminate or reduce any Account balance (other than as may result from a change in Plan investments pursuant to Section 4.5), or benefit that has accrued pursuant to Article 7, determined as of the date of such amendment, of any Participant or of any Beneficiary then eligible for benefits without such Participant’s or Beneficiary’s consent.  Any Plan amendment shall be filed with the Plan documents.

                Section 10.2.  Termination.  The Company expects the Plan to remain in place, but necessarily must, and hereby does, reserve the right to terminate the Plan at any time by action of the Board.  Upon termination of the Plan, all Compensation Reduction Contributions and Company contributions will cease and no future Compensation Reduction Contributions or Company contributions will be made, and all benefit accruals under Article 7 will cease.  Termination of the Plan shall not operate to eliminate or reduce any Account balance, or benefit that has accrued pursuant to Article 7, determined as of the date of such termination, of any Participant or of any Beneficiary then eligible for benefits, without such Participant’s or Beneficiary’s consent.

                If the Plan is terminated:  (a) payments from the Accounts of all Participants and Beneficiaries then eligible for benefits shall commence as soon as administratively practicable following the termination in the manner described in Section 6.2, adjusted for gains and losses during the payment period; provided, however, that the Committee may in its discretion pay the Accounts in the form of a lump sum; and (b) the Committee may, in its discretion, determine the then lump sum actuarial value of the Participant’s benefit under Article 7, determined as if the Participant terminated employment on the date of the Plan termination, and distribute such lump sum amount to the Participant as soon as administratively reasonable following the Plan termination.

ARTICLE 11.  MISCELLANEOUS

                Section 11.1.  No Guarantee of Employment.  Neither the adoption and maintenance of the Plan nor the execution by the Company of a Deferral Election Agreement with any Participant shall be deemed to be a contract of employment between the Company and any Participant.  Nothing contained herein shall give any Participant the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any Participant at any time, nor shall it give the Company the right to require any Participant to remain in its employ or to interfere with the Participant’s right to terminate his or her employment at any time.

                Section 11.2.  Release.  Any payment of benefits to or for the benefit of a Participant or a Participant’s Beneficiaries that is made in good faith by the Company in accordance with the Company’s interpretation of its obligations hereunder shall be in full satisfaction of all claims against the Company for benefits under the Plan to the extent of such payment.

                Section 11.3.  Notices.  Any notice permitted or required under the Plan shall be in writing and shall be hand-delivered or sent, postage prepaid, by first class mail, or by certified or registered mail with return receipt requested, to both the office of the Plan Administrator and the office of the General Counsel of the Company, if to the Company, or to the address last shown on the records of the Company, if to a Participant or Beneficiary.  Any such notice shall be effective as of the date of hand-delivery or mailing.

                Section 11.4.  Nonalienation.  No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, levy, attachment, or encumbrance of any kind by any Participant or Beneficiary.

                Section 11.5.  Tax Liability.  The Company may withhold from any payment of benefits or other compensation payable to a Participant or Beneficiary such amounts as the Company determines are reasonably necessary to pay any taxes required to be withheld under applicable law.

                Section 11.6.  Captions.  Article and section headings and captions are provided for purposes of reference and convenience only and shall not be relied upon in any way to construe, define, modify, limit, or extend the scope of any provision of the Plan.

                Section 11.7.  Binding Agreement.  This Plan shall be binding on the parties hereto, their heirs, executors, administrators, and successors in interest.

                Section 11.8.  Invalidity of Certain Provisions.  If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed and enforced as if such provision had not been included.

                Section 11.9.  No Other Agreements.  The terms and conditions set forth herein, together with Exhibit A hereto and the Deferral Election Agreements entered into between the Company and Participants, constitute the entire understanding of the Company and the Participants with respect to the matters addressed herein.

                Section 11.10.  Incapacity.  In the event that any Participant is unable to care for his or her affairs because of illness or accident, any payment due may be paid to the Participant’s spouse, parent, brother, sister or other person deemed by the Plan Administrator to have incurred expenses for the care of such Participant, unless a duly qualified guardian or other legal representative has been appointed.

                Section 11.11.  Counterparts.  This Plan may be executed in any number of counterparts, each of which when duly executed by the Company shall be deemed to be an original, but all of which shall together constitute but one instrument, which may be evidenced by any counterpart.

                Section 11.12.  Participating Affiliates.  Any Affiliate may adopt the Plan with the permission of the Company and according to such rules as may be established from time to time by the Company in its discretion, and thereby become a “participating affiliate” in the Plan.

                Section 11.13.  Applicable Law.  The Plan and all rights hereunder shall be governed by and construed according to the laws of the State of Minnesota, except to the extent such laws are preempted by the laws of the United States of America.

Dated:

TENNANT COMPANY

By
Its

EXHIBIT A

Method of Crediting Gains and Losses to Accounts

(Plan Section 4.5)

Until and unless changed by the Committee or the Board pursuant to a resolution:

A Participant’s Accounts will be credited with interest on a monthly basis.  The applicable rate of interest for a Plan Year will be specified by the Executive Compensation Committee of the Board at its last meeting immediately prior to the commencement of the Plan Year.  The rate will be one (1) percentage point over the U.S. 10-year Treasury bond rate.